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Press Release

Knoll Reports Fourth Quarter and Full Year 2016 Results

•	Net sales set an all-time record for the year

•	Full year operating margins expand 140bps

EAST GREENVILLE, PA, February 10, 2017 -- Knoll, Inc. (NYSE: KNL), a leading designer and manufacturer of furnishings, textiles and fine leathers for the workplace and home, today announced results for the fourth quarter ended December 31, 2016. Net sales were $292.9 million for the fourth quarter, a decrease of 4.2%, from the fourth quarter of 2015. Operating profit for the quarter increased 63.8%, to $35.8 million, compared to operating profit of $21.8 million for the fourth quarter of 2015. Adjusted operating profit was $35.8 million, an increase of 5.6% when compared to adjusted operating profit of $33.9 million in the fourth quarter of 2015. Net earnings for the fourth quarter of 2016 were $21.4 million, an increase of 59.4% when compared to the fourth quarter of 2015. Diluted earnings per share was $0.44 and $0.28 for the fourth quarter of 2016 and 2015, respectively. Adjusted diluted earnings per share was $0.44 and $0.43 for the fourth quarter of 2016 and 2015, respectively.
Net sales were $1,164.3 million for the year ended December 31, 2016, an increase of 5.4% from 2015. Operating profit for the year increased 34.8% to $136.3 million, compared to operating profit of $101.1 million for the year ended December 31, 2015. Adjusted operating profit was $136.3 million, an increase of 20.0% when compared to adjusted operating profit of $113.5 million in 2015. Net earnings for 2016 were $82.1 million, an increase of 24.4% when compared to 2015. Diluted earnings per share was $1.68 and $1.36 for the year ended December 31, 2016 and 2015, respectively. Adjusted diluted earnings per share was $1.68 and $1.52 for the year ended December 31, 2016 and 2015, respectively.
“2016 was a good year for Knoll as our expanding constellation of high-design and high-margin brands and capabilities yielded strong results,” commented Andrew Cogan, President and CEO. “We set an all-time record for sales, grew sales faster than the market, expanded our industry leading operating margins as committed by over 100 basis points and laid the foundation for longer term growth with investments in new capabilities in ancillary categories with Rockwell Unscripted and the fourth quarter acquisition of the conference and meeting furniture company DatesWeiser. While we were impacted in the fourth quarter by the slowdown in demand that has been sweeping across the industry, we see reasons to be hopeful that with the uncertainty of the presidential election behind us, demand should improve later in the year.”

Fourth Quarter Results
Fourth quarter 2016 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended December 31,		Percent
	2016	2015	Change
Net Sales	$292.9	$305.7	(4.2)%
Gross Profit	111.3	114.4	(2.7)%
Gross Profit %	38.0%	37.4%	1.6%
Seating product discontinuation charge	—	0.9	(100.0)%
Adjusted Gross Profit (1)	111.3	115.3	(3.5)%
Adjusted Gross Profit % (1)	38.0%	37.7%	0.8%
Operating Expenses	75.6	92.6	(18.4)%
Intangible Asset Impairment Charge	—	10.7	(100.0)%
Restructuring Charges	—	0.5	(100.0)%
Adjusted Operating Expenses (1)	75.6	81.5	(7.2)%
Operating Profit	35.8	21.8	63.8%
Operating Profit %	12.2%	7.1%	71.8%
Adjusted Operating Profit (1)	35.8	33.9	5.6%
Adjusted Operating Profit % (1)	12.2%	11.1%	9.9%
Net Earnings Attributable to Knoll, Inc. Stockholders	21.4	13.4	59.4%
Earnings Per Share - Diluted	$0.44	$0.28	57.1%
Adjusted Earnings Per Share - Diluted (1)	$0.44	$0.43	2.3%
(1) For a reconciliation of Non-GAAP financial measures, see “Reconciliation of Non-GAAP Financial Measures” below.
Net sales were $292.9 million for the fourth quarter of 2016, a decrease of 4.2%, from the fourth quarter of 2015. Net sales for the Office segment were $180.9 million during the fourth quarter of 2016, a decrease of 8.4%. The decrease in the Office segment was due primarily to a decline in demand in certain geographies and vertical markets. Nationally, office space absorption declined precipitously in the fourth quarter and we believe that impacted the overall industry as well. Net sales for the Studio segment were $83.4 million during the fourth quarter of 2016, an increase of 3.3%. The increase in the Studio segment was led by KnollStudio in North America, offset partially by a decline in Europe due to the timing of a couple large projects in in the fourth quarter of 2015. Net sales for the Coverings segment were $28.5 million during the fourth quarter of 2016, an increase of 4.1%.
Gross profit for the fourth quarter of 2016 was $111.3 million, a decrease of $3.1 million, or 2.7%, when compared with the fourth quarter of 2015. Gross profit for the fourth quarter of 2015 includes a one-time charge of $0.9 million due to the discontinuation of one of our seating products. Adjusted gross profit for the fourth quarter of 2016 was $111.3 million, a decrease of $4.0 million, or 3.5%, when compared with the fourth quarter of 2015. During the fourth quarter of 2016, adjusted gross margin increased to 38.0% from 37.7% in the fourth quarter of 2015. The increase was related primarily to favorable net price realization and operational efficiencies partially offset by reduced fixed-cost leverage benefits resulting from lower sales volume in the Office segment.

Operating expenses were $75.6 million for the fourth quarter of 2016, or 25.8% of net sales, compared to $92.6 million, or 30.3% of net sales, for the fourth quarter of 2015. Operating expenses in the fourth quarter of 2015 included a non-cash Edelman tradename impairment of $10.7 million, as well as restructuring charges of $0.5 million. Adjusted operating expenses were $75.6 million for the fourth quarter of 2016, compared to $81.5 million for the fourth quarter of 2015. The decrease in adjusted operating expenses was related primarily to lower commissions and incentive accruals resulting from decreased sales volume.
Operating profit for the fourth quarter of 2016 increased 63.8%, to $35.8 million, compared to operating profit of $21.8 million for the fourth quarter of 2015. Adjusted operating profit for the fourth quarter of 2016 increased 5.6%, to $35.8 million, compared to adjusted operating profit of $33.9 million for the fourth quarter of 2015. Operating profit for the Office segment for the fourth quarter of 2016 was $17.9 million, or 9.9% of net sales, a decrease of $1.9 million, or 9.8% from the fourth quarter of 2015. Adjusted operating profit for the Office segment for the fourth quarter of 2016 was $17.9 million, or 9.9% of net sales, a decrease of $3.3 million, or 16.0% from the fourth quarter of 2015. Operating profit for the Studio segment for the fourth quarter of 2016 was $13.9 million, or 16.7% of net sales, an increase of $1.6 million, or 13.3% from the fourth quarter of 2015. Adjusted operating profit for the Studio segment for the fourth quarter of 2016 was $13.9 million, or 16.7% of net sales, an increase of $1.6 million, or 13.3% from the fourth quarter of 2015. Operating profit for the Coverings segment for the fourth quarter of 2016 was $6.5 million, or 22.7% of net sales, an increase of $10.6 million, or 258.9% from the fourth quarter of 2015. Adjusted operating profit for the Coverings segment for the fourth quarter of 2016 was $6.5 million, or 22.7% of net sales, a decrease of $0.1 million, or 1.5% from the fourth quarter of 2015.
During the fourth quarter of 2016, other income was $0.1 million compared to $0.5 million for the fourth quarter of 2015. Other income was related to the impact of exchange rate fluctuations on our foreign subsidiaries for both the fourth quarter of 2016 and 2015.
Net income for the fourth quarter of 2016 was $21.4 million, or $0.44 diluted earnings per share, compared to $13.4 million, or $0.28 diluted earnings per share, for the fourth quarter of 2015. Adjusted diluted earnings per share was $0.44 and $0.43 for the fourth quarter of 2016 and 2015, respectively.
The tax rate for the fourth quarter of 2016 was 38.1% compared to 35.5% for the fourth quarter of 2015. The increase in the effective tax rate is due partly to the effect of a catch up of certain tax credits in the prior year as well as the mix of pretax income and the varying effective tax rates in the countries and states in which we operate.
During the fourth quarter of 2016, cash provided by operations was $8.6 million compared to $50.7 million for the fourth quarter of 2015. The main driver of cash provided by operations was a $43.0 million discretionary payment to fund the Company's pension plans. This funding is expected to reduce pension expenses and minimize the Company's exposure to the increasing Pension Benefit Guaranty Corporation variable rate insurance premiums in 2017. Capital expenditures for the fourth quarter of 2016 totaled $14.7 million compared to $10.1 million in the fourth quarter of 2015. The Company paid a quarterly dividend of $7.3 million and $7.2 million, or $0.15 per share, during the fourth quarter of 2016 and 2015, respectively.

Full Year Results
Full year 2016 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Year Ended December 31,		Percent
	2016	2015	Change
Net Sales	$1,164.3	$1,104.4	5.4%
Gross Profit	446.0	412.1	8.2%
Gross Profit %	38.3%	37.3%	2.7%
Seating product discontinuation charge	—	0.9	(100.0)%
Adjusted Gross Profit (1)	446.0	413.0	8.0%
Adjusted Gross Profit % (1)	38.3%	37.4%	2.4%
Operating Expenses	309.7	311.1	(0.5)%
Intangible Asset Impairment Charge	—	10.7	(100.0)%
Restructuring Charges	—	0.9	(100.0)%
Adjusted Operating Expenses (1)	309.7	299.5	3.4%
Operating Profit	136.3	101.1	34.8%
Operating Profit %	11.7%	9.1%	28.6%
Adjusted Operating Profit (1)	136.3	113.5	20.0%
Adjusted Operating Profit % (1)	11.7%	10.3%	13.6%
Net Earnings Attributable to Knoll, Inc. Stockholders	82.1	66.0	24.4%
Earnings Per Share - Diluted	$1.68	$1.36	23.5%
Adjusted Earnings Per Share - Diluted (1)	$1.68	$1.52	10.5%
(1) For a reconciliation of Non-GAAP financial measures, see “Reconciliation of Non-GAAP Financial Measures” below.
Net sales were $1,164.3 million for the year ended 2016, an increase of 5.4% from 2015. Net sales for the Office segment were $731.3 million in 2016, an increase of 6.5% from 2015. The increase in the Office segment was led by continued growth in our core systems portfolio, as well as increases in our complementary products. Net sales for the Studio segment were $323.4 million in 2016, an increase of 6.5%. The increase in the Studio segment was led by KnollStudio in North America and Europe. Net sales for the Coverings segment were $109.5 million in 2016, a decrease of 3.6%. Continued year-over-year growth in Spinneybeck | FilzFelt sales was offset by lower volume at KnollTextiles and Edelman.
Gross profit for 2016 was $446.0 million, an increase of $33.9 million, or 8.2%, when compared with 2015. Gross profit for 2015 includes a one-time charge of $0.9 million due to the discontinuation of one of our seating products. Adjusted gross profit for 2016 was $446.0 million, an increase of $33.0 million, or 8.0%, when compared with 2015. During 2016, adjusted gross margin improved to 38.3% from 37.4% in 2015. This improvement was driven mainly by the Office and Studio segments, where operating efficiencies and improved fixed-cost leverage from higher volumes were favorable.
Operating expenses were $309.7 million in 2016, or 26.6% of net sales, compared to $311.1 million, or 28.2% of net sales in 2015. Operating expenses for 2015 include a non-cash Edelman tradename impairment of $10.7 million, as well as restructuring charges of $0.9 million. Excluding these items, adjusted operating expenses were $309.7 million for 2016, compared to $299.5 million for 2015. The increase in adjusted operating expenses was primarily related to expanded sales, marketing and product development investments as well as additional headcount.

Operating profit for 2016 increased 34.8%, to $136.3 million, compared to operating profit of $101.1 million for 2015. Adjusted operating profit for 2016 increased 20.0%, to $136.3 million, compared to adjusted operating profit of $113.5 million for 2015. Operating profit for the Office segment was $73.9 million in 2016, or 10.1% of net sales, an increase of $18.1 million, or 32.3% from 2015. Adjusted operating profit for the Office segment was $73.9 million in 2016, or 10.1% of net sales, an increase of $16.7 million, or 29.2% from 2015. Operating profit for the Studio segment was $53.4 million in 2016, or 16.5% of net sales, an increase of $5.5 million, or 11.4% from 2015. Adjusted operating profit for the Studio segment was $53.4 million in 2016, or 16.5% of net sales, an increase of $5.1 million, or 10.5% from 2015. Operating profit for the Coverings segment was $26.0 million in 2016, or 23.7% of net sales, an increase of $8.7 million, or 50.3% from 2015. Adjusted operating profit for the Coverings segment was $26.0 million in 2016, or 23.7% of net sales, a decrease of $2.0 million, or 7.1% from 2015.
During 2016, other expense was $3.4 million compared to other income of $9.2 million in 2015. Other expense in 2016 was related primarily to foreign exchange losses that resulted from the revaluation of intercompany balances between our Canadian and US entities. Other income in 2015 was due primarily to the settlement of an outstanding receivable at our Canadian subsidiary.
Net income for 2016 was $82.1 million, or $1.68 diluted earnings per share, compared to $66.0 million, or $1.36 diluted earnings per share for 2015. Adjusted diluted earnings per share was $1.68 and $1.52 for 2016 and 2015, respectively.
The tax rate for 2016 was 35.6% compared to 36.2% for 2015. The mix of pretax income and the varying effective tax rates in the countries and states in which we operate directly affects our consolidated effective tax rate.
During 2016, cash provided by operations was $104.3 million compared to $88.9 million in 2015. In 2016, cash provided by operations included $53.0 million of discretionary payments to fund the Company's pension plans. Again, this funding is expected to reduce pension expenses and minimize the Company's exposure to the increasing Pension Benefit Guaranty Corporation variable rate insurance premiums in 2017. Capital expenditures for 2016 totaled $40.1 million compared to $29.6 million in 2015. During 2016, the Company paid dividends of $29.2 million, or $0.60 per share, compared to dividends of $24.4 million, or $0.51 per share in 2015.
“Ongoing cash management initiatives have allowed us to support recent acquisitions, fund our pension plans and continue to investment in the business, all while reducing our debt leverage from 1.67 times EBITDA at year end 2015 to 1.37 at year end 2016,” noted Craig B. Spray, SVP & CFO.

Business Segment Results
The Company manages its business through its reporting segments: Office, Studio, and Coverings. All unallocated expenses are included within Corporate.
The Office segment includes a complete range of workplace products that address diverse workplace planning paradigms. These products include: systems furniture, seating, storage, tables, desks and KnollExtra® accessories as well as the international sales of our North American Office products.
The Studio segment includes KnollStudio®, HOLLY HUNT®, Knoll Europe and DatesWeiser. KnollStudio products, include iconic seating, lounge furniture, side, cafe and dining chairs as well as conference, training and dining and occasional tables. HOLLY HUNT® is known for high quality residential furniture, lighting, rugs, textiles and leathers. In 2016, HOLLY HUNT® acquired Vladimir Kagan Design Group, a renowned collection of modern luxury furnishings. Knoll Europe, which distributes both KnollStudio and Knoll Office products, manufactures and sells products to customers primarily in Europe. DatesWeiser, known for its sophisticated meeting and conference tables and credenzas, sets a standard for design, quality and technology integration.
The Coverings segment includes KnollTextiles®, Spinneybeck® (including Filzfelt®), and Edelman® Leather. These businesses provide a wide range of customers with high-quality fabrics, felt, leather and related architectural products.
In 2016, the Company determined it appropriate to revise its segment presentation to segregate Corporate costs. The Company believes this facilitates improved communication as we report segment results and better aligns with how we view and operate the Company. Corporate costs represent the portion of unallocated expenses relating to shared services and general corporate functions including, but not limited to, legal expenses, acquisition expenses, certain finance, human resources, administrative and executive expenses and other expenses that are not directly attributable to an operating segment. Dedicated, direct selling, general and administrative expenses of the segments continue to be included within segment operating profit. Management regularly reviews the costs included in the Corporate function, and believes disclosing such information provides more visibility and transparency of how the chief operating decision maker reviews the results for the Company.

The tables below present the Company’s segment information with Corporate costs excluded from operating segment results. Prior year amounts have been recast to conform to the current presentation.

	Three Months Ended December 31,		Year Ended December 31,
Net Sales (in thousands)	2016	2015	2016	2015
Office	$180,937	$197,580	$731,327	$686,943
Studio	83,446	80,798	323,431	303,838
Coverings	28,483	27,356	109,534	113,661
Corporate	—	—	—	—
Total Net Sales	$292,866	$305,734	$1,164,292	$1,104,442

	Three Months Ended December 31,		Year Ended December 31,
Operating Profit (Loss) (in thousands)	2016	2015	2016	2015
Office	$17,857	$19,798	$73,871	$55,823
Studio	13,930	12,296	53,413	47,952
Coverings	6,477	(4,077)	25,953	17,273
Corporate	(2,481)	(6,165)	(16,929)	(19,938)
Total Operating Profit	$35,783	$21,852	$136,308	$101,110

The table below presents the Company’s segment information with Corporate costs included within the operating segment results. This table represents our prior methodology and is shown for informational purposes only.

	Three Months Ended December 31,		Year Ended December 31,
Operating Profit (Loss) (in thousands)	2016	2015	2016	2015
Office	$17,382	$15,589	$65,590	$43,143
Studio	12,517	11,059	47,333	43,335
Coverings	5,884	(4,796)	23,385	14,632
Corporate	—	—	—	—
Total Operating Profit	$35,783	$21,852	$136,308	$101,110

Reconciliation of Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We present Non-GAAP financial measures because we consider them to be important supplemental measures of our performance and believe them to be useful to display ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance. Pursuant to applicable reporting requirements, the company has provided reconciliations below of non-GAAP financial measures to the most directly comparable GAAP measure.
The non-GAAP financial measures presented within this press release are Adjusted Gross Profit, Adjusted Operating Expenses, Adjusted Operating Profit, Adjusted Diluted Earnings Per Share and Last Twelve Months (“LTM”) Adjusted EBITDA. These non-GAAP financial measures are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of these non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using non-GAAP financial measures only as supplemental presentations.
The following table reconciles Adjusted Gross Profit to GAAP Gross Profit for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	($ in millions)
Knoll Inc.
Gross Profit	$111.3	$114.4	$446.0	$412.1
Add back:
Seating product discontinuation charge	—	0.9	—	0.9
Adjusted Gross Profit	$111.3	$115.3	$446.0	$413.0
Net Sales	$292.9	$305.7	$1,164.3	$1,104.4
Gross Profit %	38.0%	37.4%	38.3%	37.3%
Adjusted Gross Profit %	38.0%	37.7%	38.3%	37.4%
The following table reconciles Adjusted Operating Expenses to GAAP Operating Expenses for the periods indicated.

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015		2016	2015
	($ in millions)
Knoll Inc.
Operating Expenses	$75.6	$92.6		$309.7	$311.1
Less:
Intangible Asset Impairment Charge	—	10.7		—	10.7
Restructuring Charges	—	0.5		—	0.9
Adjusted Operating Expenses	$75.6	$81.5	(1)	$309.7	$299.5
(1) Results do not sum due to rounding

The following table reconciles Adjusted Operating Profit to GAAP Operating Profit for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	($ in millions)
Office Segment
Operating Profit	$17.9	$19.8	$73.9	$55.8
Add back:
Restructuring charges	—	0.5	—	0.5
Seating product discontinuation charge	—	0.9	—	0.9
Adjusted Operating Profit	$17.9	$21.2	$73.9	$57.2
Net Sales	$180.9	$197.6	$731.3	$686.9
Operating Profit %	9.9%	10.0%	10.1%	8.1%
Adjusted Operating Profit %	9.9%	10.7%	10.1%	8.3%

Studio Segment
Operating Profit	$13.9	$12.3	$53.4	$47.9
Add back:
Restructuring charges	—	—	—	0.4
Adjusted Operating Profit	$13.9	$12.3	$53.4	$48.3
Net Sales	$83.4	$80.8	$323.4	$303.8
Operating Profit %	16.7%	15.2%	16.5%	15.8%
Adjusted Operating Profit %	16.7%	15.2%	16.5%	15.9%

Coverings Segment
Operating Profit (Loss)	$6.5	$(4.1)	$26.0	$17.3
Add back:
Intangible asset impairment charge	—	10.7	—	10.7
Adjusted Operating Profit	$6.5	$6.6	$26.0	$28.0
Net Sales	$28.5	$27.4	$109.5	$113.7
Operating Profit %	22.7%	(15.0)%	23.7%	15.2%
Adjusted Operating Profit %	22.7%	24.1%	23.7%	24.6%

Corporate (1)
Operating Loss	$(2.5)	$(6.2)	$(16.9)	$(19.9)
Adjusted Operating Loss	$(2.5)	$(6.2)	$(16.9)	$(19.9)
Net Sales	$—	$—	$—	$—
Operating Loss %	N/A	N/A	N/A	N/A
Adjusted Operating Loss %	N/A	N/A	N/A	N/A

Knoll Inc.
Operating Profit	$35.8	$21.8	$136.3	$101.1
Add back:
Intangible asset impairment charge	—	10.7	—	10.7
Restructuring charges	—	0.5	—	0.9
Seating product discontinuation charge	—	0.9	—	0.9
Adjusted Operating Profit	$35.8	$33.9	$136.3	$113.5
Net Sales	$292.9	$305.7	$1,164.3	$1,104.4
Operating Profit %	12.2%	7.1%	11.7%	9.1%
Adjusted Operating Profit %	12.2%	11.1%	11.7%	10.3%
(1) In 2016, the Company determined it appropriate to revise its segment presentation to segregate Corporate costs. Prior period amounts have been recast to conform with the current segment reporting structure.

The following table reconciles Adjusted Earnings Per Share - Diluted to GAAP Earnings Per Share - Diluted for the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Earnings per Share - Diluted	$0.44	$0.28	$1.68	$1.36
Add back:
Seating product discontinuation charge	—	0.01	—	0.01
Intangible asset impairment charge	—	0.13	—	0.13
Restructuring charges	—	0.01	—	0.01
Adjusted Earnings per Share - Diluted	$0.44	$0.43	$1.68	$1.52	(1)
(1) Results do not sum due to rounding

The following table illustrates the computation of our bank leverage calculation and is in accordance with our Second Amended and Restated Credit Agreement dated May 20, 2014.

	12/31/2015	3/31/2016	6/30/2016	9/30/2016	12/31/2016
	($ in millions)
Debt Levels (1)	$238.7	$233.7	$221.7	$206.7	$231.8
LTM Net Earnings	66.0	65.8	69.3	74.1	82.1
LTM Adjustments
Interest	6.1	6.2	6.2	5.0	4.7
Taxes	37.5	37.8	39.3	39.6	45.4
Depreciation and Amortization	21.3	21.3	21.3	22.5	23.0
Non-cash items and Other (2)	12.5	21.9	22.4	23.8	13.4
LTM Adjusted EBITDA	$143.4	$153.0	$158.5	$165.0	$168.6
Bank Leverage Calculation (3)	1.67	1.53	1.40	1.25	1.37

(1) Outstanding debt levels include outstanding letters of credit and guarantee obligations. Excess cash over $15.0 million reduces outstanding debt per the terms of our credit facility, a copy of which was filed with the Securities and Exchange Commission on May 21, 2014.

(2) Non-cash items and Other includes, but is not limited to, an intangible asset impairment charge, a pension settlement and other postretirement benefit curtailment, stock-based compensation expenses, unrealized gains and losses on foreign exchange,and restructuring charges.

(3) Debt divided by LTM Adjusted EBITDA, as calculated in accordance with our credit facility.

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as “anticipate,” “if,” “believe,” “plan,” “goals,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, and our expectations with respect to leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our success in designing and implementing our new enterprise resource planning system, our ability to successfully integrate acquired businesses, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts
Investors:
Craig B. Spray
Senior Vice President and Chief Financial Officer
Tel 215 679-1752
cspray@knoll.com
Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

Conference Call Information
Knoll will host a conference call on Monday, February 13, 2017 at 10:00 A.M. EST to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to “Discover Knoll” and click on “Investor Relations.”
The conference call may also be accessed by dialing:
North America     (844) 778-4138
International     (661) 378-9550
Passcode      611 469 15

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll Inc. corporate website. In addition, an audio replay of the conference call will be available through February 20, 2017 by dialing (855) 859-2056. International replay: (404) 537-3406 (Passcode: 611 469 15).

About Knoll
Knoll Inc., is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements brands. These brands - Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, and DatesWeiser - reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll Inc., is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net sales	$292,866	$305,734	$1,164,292	$1,104,442
Cost of sales	181,519	191,309	718,316	692,310
Gross profit	111,347	114,425	445,976	412,132
Selling, general, and administrative expenses	75,564	81,468	309,668	299,476
Restructuring charges	—	455	—	896
Intangible asset impairment charge	—	10,650	—	10,650
Operating profit	35,783	21,852	136,308	101,110
Interest expense	1,249	1,479	5,405	6,865
Other (income) expense, net	(105)	(460)	3,365	(9,174)
Income before income tax expense	34,639	20,833	127,538	103,419
Income tax expense	13,195	7,403	45,424	37,471
Net earnings	21,444	13,430	82,114	65,948
Net earnings attributable to noncontrolling interests	2	(18)	30	(15)
Net earnings attributable to Knoll, Inc. stockholders	$21,442	$13,448	$82,084	$65,963

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.45	$0.28	$1.71	$1.38
Diluted	$0.44	$0.28	$1.68	$1.36

Weighted-average shares outstanding:
Basic	48,077,875	47,810,563	48,093,294	47,746,707
Diluted	49,089,712	48,451,712	48,919,108	48,438,231

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,854	$4,192
Customer receivables, net	84,425	116,532
Inventories	142,072	140,798
Deferred income taxes	—	20,485
Prepaid and other current assets	40,457	26,765
Total current assets	276,808	308,772
Property, plant, and equipment, net	197,084	172,142
Goodwill and Intangible assets, net	383,261	367,840
Other non-current assets	1,460	5,049
Total assets	$858,613	$853,803
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$10,000	$10,000
Accounts payable	97,518	89,552
Other current liabilities	114,855	116,488
Total current liabilities	222,373	216,040
Long-term debt	208,383	209,718
Other non-current liabilities	118,388	172,571
Total liabilities	549,144	598,329
Total equity	309,469	255,474
Total liabilities and equity	$858,613	$853,803

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Year Ended December 31,
	2016	2015

Net earnings	$82,114	$65,948
Cash provided by operating activities	104,295	88,854
Cash used in investing activities	(58,561)	(29,610)
Cash used in financing activities	(38,834)	(67,517)
Effect of exchange rate changes on cash and cash equivalents	(1,238)	(6,556)
Increase (decrease) in cash and cash equivalents	5,662	(14,829)
Cash and cash equivalents at beginning of period	4,192	19,021
Cash and cash equivalents at end of period	$9,854	$4,192